Exhibit 10.5

AMENDMENT TO LEASE AGREEMENT

WITH ESTOPPEL CERTIFICATE

THIS AMENDMENT TO LEASE AGREEMENT WITH ESTOPPEL CERTIFICATE (collectively hereafter “Lease Amendment”) is made, executed and entered into this 14th day of March, 2013 (hereafter “Effective Date”) by and among PBI PROPERTIES, an Iowa general partnership, LARRY KANE INVESTMENTS, L.C., an Iowa limited liability company and SWATI DANDEKAR (collectively hereafter “Landlord”) and 2nd STORY SOFTWARE, Inc. (hereafter “Tenant”). Landlord and Tenant are from time to time referred to herein individually as “Party” and collectively as “Parties.”

Recitals

A.        On or about January 28, 2008, the Parties made, executed and entered into that certain Lease Agreement (hereafter “Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord the premises, property and facilities situated upon Lot 3, Council Street Industrial Park First Addition to Cedar Rapids, Iowa (hereafter “real estate”), and more particularly described as follows:

ALL OF THE NORTH BUILDING CONSISTING OF TWO (2) FLOORS AND THE

SECOND FLOOR OF THE SOUTH BUILDING

(hereafter “leased premises” or “premises”);

B.        A true and correct copy of the Lease is attached hereto as Exhibit A;

C.        Section 2 of the Lease provides for an initial term of lease of a period of sixty-six (66) months commencing on March 1, 2008, and ending on August 31, 2013;

D.        Section 2 of the Lease further provides Tenant an option to renew the lease for an additional two (2) year period upon the same conditions and terms which were in effect during the original term except for an adjustment in the base annual rent and provides that said option must be exercised by Tenant providing to Landlord written notice of Tenant’s intent to exercise such option, with said notice being received by Landlord no later than six (6) months prior to termination of the original term;

E.        Section 17 of the Lease prohibits Tenant from subletting the leased premises or any portion thereof without the written consent of Landlord, which consent shall not unreasonably be withheld;

F.        Tenant is currently subleasing approximately 6,000 square feet on the second floor of the north building of the leased premises to Eagle Technology Management, Inc., pursuant to that certain Tenant’s Sublease – Business Property, dated March 14, 2006 (hereafter “Eagle Sublease”); and

G.         The Parties wish to modify and amend the Lease, confirm Landlord’s consent to the Eagle Sublease, and make certain other binding covenants and representations pertaining to the Lease, all on the terms and conditions set forth herein.

Terms

NOW THEREFORE, in consideration of the mutual promises, covenants, obligations, acknowledgments, representations, warranties, duties, responsibilities and undertakings described and set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby irrevocably acknowledged, the Parties agree as follows:

1.        Recitals. The above Recitals are acknowledged as being true and correct, and are incorporated herein and made a part of this Lease Amendment.

2.        Amendment to Section 2 of Lease. Section 2 of the Lease is stricken and deleted in its entirety, and shall be null and void and of no force or effect, and is hereby replaced as follows:

2. TERM. The initial term of this Lease shall be for a period of one hundred twenty-six (126) months, commencing on March 1, 2008, and ending on August 31, 2018.

Landlord hereby grants to Tenant the option to renew this Lease for an additional two (2) year period upon the same conditions and terms which were in effect during the initial term except for an adjustment in the base annual rental. Written notice of the exercise of said option by Tenant must be received by Landlord no later than six (6) months prior to expiration of the initial term. The period of the Lease if renewed pursuant to Tenant’s exercise of its option rights under this Section 2, shall continue immediately following expiration of the initial term.

3.        Clarification of Rental Amount. The annual base rent of $369,000.00 payable monthly in advance in the amount of $30,750.00 shall remain in effect for the entire 126 month initial term ending on August 31, 2018. The adjusted annual base rent of $405,900.00 payable monthly in advance in the amount of $33,825.00 shall only apply to the 2-year renewal term, if exercised by Tenant.

4.        Eagle Sublease. Landlord hereby confirms its consent to the Eagle Sublease on its original terms. Landlord and Tenant agree and confirm that any change in the terms and conditions of the Eagle Sublease and any extensions or renewals of the Eagle Sublease, and any and all other subleases of the leased premises, are and shall be prohibited without Landlord’s prior written consent, which consent shall not unreasonably be withheld.

5.        Amendment to Section 21 of Lease. The reference to fifteen percent (15%) per annum is hereby changed to eight percent (8%) per annum.

6.        Deletion of Section 22 of Lease. Section 22 of the Lease is stricken and deleted in its entirety and shall be null and void and of no force or effect. However, the forgoing does not and shall not waive, release, restrict, limit, impair, estop enforcement of or otherwise alter Landlord’s statutory landlord’s lien rights under Iowa Code chapter 570.

7.        Amendment to Section 35 of Lease. The following sentence shall be added to the end of the third paragraph of Section 35 of the Lease:

Notwithstanding the foregoing, Landlord agrees and acknowledges that Tenant shall have no obligation to provide Landlord with financial statements provided Tenant is controlled by a company that is required to (a) file periodic financial statements under the Securities Exchange Act of 1934 and (b) consolidate Tenant’s financial results into those publicly filed financial statements.

8.        Addition of Section 44 to Lease. The following is added as new Section 44 to the Lease:

44.	OPTION TO LEASE ADDITIONAL LEASEABLE SPACE.

(a)	Landlord does hereby grant and convey unto Tenant an option to lease any leaseable space on the real estate or real estate that is adjacent to the leased premises and owned by Landlord (“Additional Leaseable Space”) on the following terms and conditions, which option shall continue in effect until the termination of this Lease.

(b)	If at any time during the initial term or subsequent option term of this Lease, Landlord intends to make available for lease Additional Leaseable Space, Landlord shall, before marketing such Additional Leaseable Space or otherwise offering it for lease publicly or privately, first notify Tenant in writing of the availability of such Additional Leaseable Space (the “Notice of Additional Leaseable Space”).

(c)	Tenant may exercise the option to lease the Additional Leaseable Space by delivering to Landlord within thirty (30) days after receipt of the Notice of Additional Leaseable Space a written notice signed by the Tenant exercising the option to lease (the “Notice of Exercise”).

(d)	Upon Tenant’s timely exercise of the option to lease the Additional Leaseable Space, (i) the rent for the Additional Leaseable Space shall be calculated at a per square foot rate equal to the per square foot rate that Tenant is currently paying for the leased premises multiplied by the square feet of the Additional Leaseable Space and (ii) all other terms of the Lease shall apply to the Additional Leaseable Space and Tenant and Landlord shall promptly enter into an amendment to this Lease with respect to such Additional Leaseable Space.

(e)	If Tenant does not timely exercise its option to lease Additional Leaseable Space, then Landlord may thereafter (i) market or otherwise offer for lease such Additional Leaseable Space, publicly or privately, on such terms and conditions as Landlord may designate in its sole and exclusive discretion, (ii) enter into any lease and with any person with respect to such Additional Leaseable Space on such terms and conditions as Landlord may designate in its sole and exclusive discretion, or (iii) elect in its sole and exclusive discretion not to take further action with respect to leasing of such Additional Leaseable Space at that time, without waiver of, prejudice to or limitation on Landlord’s rights to market or otherwise offer for lease such Additional Leaseable Space in the future.

Notwithstanding anything in Section 44 or applicable law to the contrary, at no time shall Landlord have any obligation to make available for lease any Additional Leaseable Space. Landlord makes no guaranty, warranty or representation that any Additional Leaseable Space will ever, in fact, become available for lease.

9.          Addition of Section 45 to Lease. The following is added as new Section 45 to the Lease:

45.	EARLY TERMINATION OF LEASE BY TENANT.

(a)	If Tenant undergoes a Change of Control (as defined below) and if after such Change of Control, Tenant no longer desires to continue to lease the leased premises, then Tenant may terminate this Lease or any subsequent option term upon one (1) year advance written notice to Landlord if and only if Tenant is not in default of any of its duties and obligations under the Lease as of the date such notice is given. Termination will be effective as of, and not before, one year after such notice is given, unless Tenant is in default of any of its duties and obligations under the Lease on such date, in which event, the termination will not be effective until all such defaults are cured in accordance with the terms of this Lease. Tenant shall not incur any liability because of or as a result of such termination itself, and upon and subsequent to the effective date of termination, Tenant will not be responsible for any duties, obligations or other liabilities arising or accruing after the effective date of termination, including but not limited to base rent and additional rent. However, notwithstanding the giving of a written notice of termination by Tenant or the actual subsequent termination of the Lease pursuant thereto, Tenant will continue to be legally responsible for all duties, obligations and other liabilities arising or accruing prior to the effective date of termination including but not limited to base rent and additional rent, whether under the Lease, applicable law or otherwise.

(b)

Change of Control. A “Change of Control” of the Tenant shall be deemed to have occurred only at such time as both of the following occur: (i) Blucora, Inc. ceases to own at least 50% of the equity in Tenant, either by itself or through one or more intermediate subsidiaries and (b) the event(s) resulting in such change in ownership does not involve the direct or indirect transfer of any direct or indirect ownership interest in Tenant to a person or entity that is a shareholder of Blucora, Inc., TAXAct Holdings, Inc. or Tenant or any affiliate or insider (as those terms are defined in Iowa Code chapter 684) of Blucora, Inc., TAXAct Holdings, Inc. or Tenant or their respective shareholders.

10.        Lease Confirmed. The Lease and all respective liabilities and obligations of Tenant to Landlord arising thereunder or under applicable law with respect thereto are hereby ratified and confirmed and, except as expressly modified herein, are and shall remain and continue in full force and effect, without interruption or suspension and shall not be released, impaired, diminished, restricted or in any other way modified or amended as a result of the execution and delivery of this Lease Amendment or by the agreements, representations, acknowledgments and undertakings of the parties contained herein. This Lease Amendment is hereby made a part of, and shall be an integral part of, the Lease.

11.        Mutual Limited Releases. In addition to, and not in lieu of all other consideration for this Lease Amendment, Landlord and Tenant hereby release and forever discharge and acquit each other and their respective officers, directors, shareholders, partners, agents, employees, lien holders, successors and assigns from all claims, contracts, liabilities, obligations, misrepresentations, damages from money due, or causes of action of any kind or nature, whether known or unknown, fixed or contingent, liquidated or unliquidated, relating to the Lease, which either now has, ever had or may have in the future by reason of any matter whatsoever occurring or accruing (without regard to discovery) on or at any time prior to the Effective Date. However, none of the foregoing shall apply with respect to any matters arising under or within the scope of Section 5, 6, 15(a) or 15(b) of the Lease (collectively hereafter “Release Exceptions”) .

12.        Tenant’s Certificate. As of the Effective Date, and excepting and subject to matters relating to the Release Exceptions, Tenant hereby provides the following Tenant’s Certificate pursuant to Section 35 of the Lease and also to induce Landlord to enter into this Lease Amendment, all of which Tenant acknowledges and agrees may be relied upon by Landlord without reservation and without which Landlord would not otherwise enter into this Lease Amendment:

a.	With the exception of that portion of the leased premises sublet to Eagle Technology Management, Inc., Tenant currently is, and at all times during the term of the Lease, has been in possession of the leased premises;

b.	The Lease has been in full force and effect at all times during the term of the Lease, and has not been modified, altered, amended, or changed except as provided in this Lease Amendment;

c.	Landlord is not and has never been in default or breach of the Lease and Landlord has not failed to duly and fully perform or observe any term, covenant, or condition to be performed or observed by it under the Lease;

d.	The buildings, improvements and space required to be furnished to Tenant under the terms of the Lease and all other matters required to be furnished or performed by the Landlord have been completed in all respects to the satisfaction of Tenant, without reservation;

e.	Tenant does not have and has never had any claims, defenses, rights or privileges against the enforcement of any right or remedy of Landlord or any duty or obligation of Tenant under the Lease or applicable law and Landlord has not waived or released, nor is Landlord estopped from enforcing, the performance or observance by Tenant of any of the terms, covenants, or conditions to be performed or observed by Tenant under the Lease;

f.	No rent or other amounts owed under the Lease have been paid in advance by Tenant or on Tenant’s behalf, nor have such amounts been credited in advance to Tenant nor is Tenant owed any credits in advance for any such amounts;

g.	With the exception of Tenant’s Sublease – Business Property dated March 14, 2008, between Tenant and Eagle Technology Management, Inc. for 6,000 square feet on the second floor of the north building of the leased premises, to which Landlord consented and which is likely to be renewed, Tenant has neither assigned, transferred, nor encumbered the Lease, or any interest therein, nor sublet the leased premises, or any portion thereof;

h.	Tenant has not performed, caused to be performed nor suffered any repairs, modifications, improvements, demolition or destruction of or to the leased premises, in whole or in part, except as permitted or required under the Lease, and all amounts owed or claimed to be owed to any person or entity in connection with the forgoing have been paid or otherwise satisfied in full to the satisfaction of such person or entity.

13.        Landlord’s Certificate. As of the Effective Date, and excepting and subject to matters relating to the Release Exceptions, Landlord hereby provides the following Landlord’s Certificate to induce Tenant to enter into this Lease Amendment, all of which Landlord acknowledges and agrees may be relied upon by Tenant without reservation and without which Tenant would not otherwise enter into this Lease Amendment:

a.	Landlord currently is, and at all times during the term of the Lease, has been the fee simple titleholder of the real estate including the leased premises;

b.	The Lease has been in full force and effect at all times during the term of the Lease, and has not been modified, altered, amended, or changed except as provided in this Lease Amendment;

c.	Tenant is not and has never been in default or breach of the Lease and Tenant has not failed to duly and fully perform or observe any term, covenant, or condition to be performed or observed by it under the Lease;

d.	Landlord does not have and has never had any claims, defenses, rights or privileges against the Tenant with respect to matters relating to the Lease;

e.	All rent or other amounts owed under the Lease have been timely paid by Tenant or on Tenant’s behalf;

f.	Landlord has not performed, caused to be performed nor suffered any repairs, modifications, improvements, demolition or destruction of or to the leased premises, in whole or in part, except as permitted or required under the Lease, and all amounts owed or claimed to be owed to any person or entity in connection with the forgoing have been paid or otherwise satisfied in full to the satisfaction of such person or entity.

14.        Miscellaneous.

a.	Entire Agreement. The Lease and this Lease Amendment (including exhibits, attachments and addenda attached to either or both), reflect the entire understanding of the Parties with respect of the subject matter therein contained and supersedes any prior agreements, whether written or oral in regard thereto. There are no other verbal or written promises, understandings, or agreements of any kind relating to the subject of the Lease or this Lease Amendment other than what is stated in the Lease and this Lease Amendment.

b.	Defined terms. Defined terms, whether capitalized or not, shall have the same meaning given to them in the Lease unless otherwise noted herein.

c.	Successors & Assigns. This Lease Amendment shall be binding on and inure to the benefit of the successors and assigns of each of the Parties, as well as their representatives.

d.	Execution; Counterparts. This Lease Amendment may be executed in counterparts, each of which shall be deemed to be an original and which counterparts together contain the signatures of each Party to this Lease Amendment and shall constitute a single, binding and complete agreement. Copies of signature pages are valid as originals. This Lease Amendment shall not be binding on any Party unless signed by all Parties.

.

[SIGNATURE PAGES FOLLOW]

IT IS SO AGREED.

TENANT:

State of Iowa	)
	)	ss:
County of Linn	)

2nd STORY SOFTWARE, INC.

By:	/s/ JoAnn Kintzel

Title:	President

Acknowledged before me on this 14th day of March , 2013, by _JoAnn Kintzel , as President of 2nd Story Software, Inc.

/s/ Rey Rodriguez
Notary Public in and for the State of Iowa

LANDLORD:

PBI PROPERTIES

By:	/s/ Fred Timko
Partner

Acknowledged before me on this 20th day of March , 2013, by _Fred Timko, as Partner of PBI Properties.

/s/ Sherry Hale
Notary Public in and for the State of Iowa

LARRY KANE INVESTMENTS, L.C.

By:	/s/ Larry Kane

Title:	Partner

Acknowledged before me on this 20th day of _March_, 2013, by_Larry

Kane, as _owner of Larry Kane Investments, L.C. in the ordinary course of such company’s business and by authority of its members and managers.

/s/ Sherry Hale
Notary Public in and for the State of Iowa

/s/ Swati A. Dandekar
Swati Dandekar

Acknowledged before me on this 19th day of __March_, 2013, by Swati Dandekar.

/s/ Sharon Mayer
Notary Public in and for the State of Iowa